Exhibit 10.57

AMENDED AND RESTATED

TECHNOLOGY LICENSE AGREEMENT

This AMENDED AND RESTATED TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) is made as of October 11, 2010 between

Power Hydraulics, LLC, , a company established under the laws of the State of Louisiana having its principal place of business at 133 N. Goodman Road, Lake Charles, Louisiana 70615, United States of America (hereinafter together with his successors in title and assigns referred to as “Power Hydraulics”);

Radial Drilling Technologies I, LLC, , a company established under the laws of the State of Louisiana having its principal place of business at 133 N. Goodman Road, Lake Charles, Louisiana 70615, United States of America (hereinafter together with his successors in title and assigns referred to as “Radial Drilling I”);

Radial Drilling Technologies II, LLC, , a company established under the laws of the State of Louisiana having its principal place of business at 133 N. Goodman Road, Lake Charles, Louisiana 70615, United States of America (hereinafter together with his successors in title and assigns referred to as “Radial Drilling II”);

Jet Drill Well Services, LLC, a company established under the laws of the State of Louisiana having its principal place of business at 133 N. Goodman Road, Lake Charles, Louisiana 70615, United States of America (hereinafter together with his successors in title and assigns referred to as “Jet Drill” or “Licensor” and, together with, Power Hydraulics, Radial Drilling I and Radial Drilling II, the “Jet Drill Companies” and each a “Jet Drill Company”);

Tianjin New Highland Science and Technology Development Company, Ltd, a company established under the laws of the People’s Republic of China having its principal place of business at 3/F, No. 19 Ronghua South Road, Beijing Economic-Technological Development Area, Beijing 100176, People’s Republic of China (hereinafter together with his successors in title and assigns referred to as the “Tianjin New Highland”, “TNH” or “Licensee”).

WHEREAS:

The Jet Drill Companies are, individually and/or collectively, in the business of developing, using and licensing others to use and is the owner of, or has the relevant licenses to use, lateral jetting technology based on, but only partially described in, the Jet Drill Patents; together with certain know-how, proprietary downhole tools, Surface Equipment, Sub-Surface Equipment, techniques and other proprietary information— including but not limited to future patent filings and US Provisional Patent Applications—related to the subject matter thereof, whether now existing or later developed or otherwise acquired (collectively or individually sometimes herein referred to as the “Jet Drill Technology”) whether or not such Jet Drill Technology is currently employed by Jet Drill and/or in the development or testing at the Jet Drill technology and testing facilities in Lake Charles, Louisiana.

1

TNH desires to obtain certain rights from the Jet Drill Companies with respect to the Jet Drill Technology and the Jet Drill Companies have agreed to grant to TNH an exclusive license to use the Jet Drill Technology for the Territory.

Jet Drill and TNH entered into that certain Technology License Agreement, dated as of March 22, 2010 (the “Original Agreement”).

Jet Drill and TNH desire to amend and restate the Original Agreement on the terms and conditions set forth below.

Jet Drill and TNH desire that each of Power Hydraulics, Radial Drilling I and Radial Drilling II become parties to this Agreement.

In accordance with and further to the Manufacturing Agreement (attached), Jet Drill and TNH now wish to further memorialize additional terms of their relationship with respect to the Jet Drill Technology.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration and intending to be legally bound, the parties hereto agree as follows:

1.                                      DEFINITIONS.

1.1.                            “Affiliate” shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party.  “Control” shall mean ownership of at least 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, or at least 50% of the interests in profits in the case of a business entity other than a corporation.

1.2.                            “Agreement” shall mean this Amended and Restated Technology License Agreement, as it may from time to time be amended or supplemented.

1.3.                            “Confidential Information”:

1.3.1.                  “Jet Drill Confidential Information” shall mean confidential and/or proprietary information relating to the Jet Drill Technology, research, development, products, provisional patents, patent applications or existing or planned R&D initiatives which are reasonably presumed to be of a confidential nature, processes, trade secrets, business plans, customers, finances, and personnel data related to the business of Jet Drill.  Jet Drill Confidential Information does not include any information (i) which TNH knew before Jet Drill disclosed it to TNH; (ii) which has become publicly known through no wrongful act of TNH; (iii) which TNH developed independently, as evidenced by appropriate documentation; (iv) which is disclosed to TNH by a third party without restriction of confidentiality; or (v) the disclosure of which is required by law.  Jet Drill confidential information shall include the Sub-Surface Equipment in Section 1.4 and the Jet Drill Documentation in Section 1.7.

1.3.2.                  “TNH Confidential Information” shall mean confidential and/or proprietary information relating to TNH’s proprietary technology, research, development, products, provisional patents, patent applications or existing or planned R&D initiatives which are reasonably presumed to be of a confidential nature, processes, trade secrets, business plans, customers, finances, and personnel data related to the business of TNH.  TNH Confidential Information does not include any information (i) which Jet Drill knew before TNH disclosed it to Jet Drill; (ii) which has become publicly known through no wrongful act of Jet Drill; (iii) which Jet Drill developed independently, as evidenced by appropriate documentation; (iv) which is disclosed to Jet Drill by a third party without restriction of confidentiality; or (v) the disclosure of which is required by law.

1.4.                            “Equipment” shall mean, individually and severally, the surface and sub-surface equipment incorporating or designed for deployment of the Jet Drill Technology

1.4.1.                  , “Sub-Surface Equipment” shall mean nozzles, casing-cutting systems, cement-cutting systems,  bottom hole assembly and other related equipment or accessories designed and/or used for the cutting of lateral channels extending outwardly from a wellbore.

1.4.2.                  “Surface Equiment” shall mean hydraulic systems, tubing, reels, power units, operating and monitoring systems and other related equipment or accessores design and used on the surface or at ground level.

1.5.                            “Intellectual Property Rights” shall mean any and all contractual, proprietary, common law, and/or statutory intellectual property rights, including but not limited to, patentable materials and patent rights, copyrightable materials and copyrights, moral rights, trade secret rights, trademark rights, service mark rights, and/or any and all other proprietary rights, including all derivatives.

1.6.                            “Jet Drill Copyrights” shall mean all of the following now owned or hereafter acquired by Jet Drill or its affiliates related to the Jet Drill Technology: (1) all copyrights in any work subject to the copyright laws of the United States or the Territory , whether as author, assignee, transferee or otherwise, and (2) all registrations and applications for registration of any such copyright in the United States or the Territory, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

1.7.                            “Jet Drill Documentation” shall mean any and all manuals, user guides, product specifications and other documentation owned by or licensed to Jet Drill, relating or referring to the Jet Drill Technology.

1.8.                            “Jet Drill Marks” shall mean the use of Jet-Drill™ and TurboJet™ as a distinctive indicator, or trademark use, of products and services from Jet Drill Well Services, LLC.

1.9.                            “Jet Drill Patents” shall mean (1) U.S. Patent numbers 6,283,230, 5,413,184, 5,853,056 and 6,125,949; (2) US Patent Applications 12/766,844 and 12/766,848, both dated 23 April 2010; (3) any patents or patent applications (whether in the United States, the People’s Republic of China or any other country or jurisdiction) which claim priority based on any of the above-listed patents or based on applications from which the above-listed patents claim priority, and United States, People’s Republic of China and other applications for patent, that are reissues, re-examinations, continuations, continuations-in-part, or divisionals of the above-listed patents; and (4) any other United States, People’s Republic of China or other patents that are owned or controlled by any of the Jet Drill Companies and that relate to the Jet Drill Technology and for which rights for the Territory have been secured.

1.10.                     “Jet Drill Rights” shall mean any and all Intellectual Property Rights and derivatives, of Jet Drill, or its affiliates, in and to the Jet Drill Copyrights, Jet Drill Documentation, Jet Drill Marks, Jet Drill Patents—whether provisional or applied for—and/or Jet Drill Technology.

1.11.                     “Party” shall refer to any of the parties to this Agreement and “Parties” shall refer to all of them.

1.12.                     “Other Party” shall mean, with respect to any of the Jet Drill Companies, TNH and, with respect to TNH, the Jet Drill Companies.

1.13.                     “TNH Rights” shall mean any and all Confidential Information and Intellectual Property Rights of TNH in and to the TNH Products, exclusive of the Jet Drill Rights.

1.14.                     “Territory” shall mean the People’s Republic of China to include its territorial waters and exclusive economic zone.

1.15.                     “Third Party Rights” shall mean any and all of the proprietary third-party patents, copyrights, and trade secrets licensed to Jet Drill and included in the Jet Drill Intellectual Property Rights relating or referring to the Jet Drill Technology.

1.16.                     “Jet Drill Licensor” shall mean any person (including such person’s successors and assigns from time to time) from whom the Jet Drill Companies license the rights to market, sell and use the Jet Drill Technology.

1.17.                     “Jet Drill Owner” shall mean a person that owns, directly or indirectly, shares in the share capital of a Jet Drill Company.

2.                                      EXCLUSIVE LICENSE.  Jet Drill hereby grants an exclusive license to TNH for the exclusive rights to the Jet Drill Technology and related Equipment in the Territory, as follows:

2.1.                            TNH now has the exclusive right to use the Jet Drill Technology and related Equipment, and to provide Services using the Jet Drill Technology and related

Equipment, in the Territory pursuant to the terms of this Agreement. In addition, insofar as the Jet Drill Companies, jointly and severally, have or will have the authority to extend their grant of rights to use the Jet Drill Technology, whether in whole or part, to jurisdictions beyond the Territory (“Additional Jurisdictions”), the Jet Drill Companies and TNH hereby acknowledge and agree that, with prior territory-specific written approval from Jet Drill, TNH may operate in said territory-specific Additional Jurisdiction.  In such case, TNH shall then have the right to use the Jet Drill Technology on a non-exclusive basis in the Additional Jurisdictions pursuant to said written approval for any TNH customer that has or later acquires operations in the Additional Jurisdictions

2.2.                            TNH, for the duration of this Agreement, shall be the sole Jet Drill authorized user of the Jet Drill Technology in the Territory and neither Jet Drill, nor any or all of its Affiliates, shall knowingly and voluntarily circumvent, license, sublicense, or infringe on, or use an agent to infringe on, TNH’s rights under this Agreement.

2.3.                            TNH, for the duration of this Agreement, shall be the sole Jet Drill authorized user of the Jet Drill Technology in the Territory and neither Jet Drill, nor any or all of its Affiliates, shall circumvent, license, sublicense, or infringe on, or use an agent to infringe on, TNH’s rights under this Agreement.

2.4.                            The Jet Drill Technology and related Equipment includes access to improvements, changes to current or new procedures, new lateral jetting technology, inventions, new patents and other forms of improvements to the Jet Drill Technology that the Jet Drill Companies, individually or collectively, make or develop—or acquire or otherwise secure rights for the Territory— whether now or later.

2.5.                            Licensee agrees that any changes, improvements, or modifications in the method, apparatus, equipment, and/or process which Licensee makes or has made to the Jet Drill Technology shall belong exclusively to Licensor, and that Licensor has full rights to patent, incorporate and utilize such changes or improvements into the Jet Drill Technology.  Licensor agrees that all changes, improvements, or modifications in the method, apparatus, equipment, and/or process to the Jet Drill Technology which Licensee makes or has made (“Improvements”) will not be shared with or distributed to other licensees of the Jet Drill Technology without Licensee’s prior written approval; and, Licensor grants Licensee the right to use the Improvements in the Territory.

3.                                      CONSIDERATION.  The consideration for granting Licensee the aforementioned exclusive rights to use the Jet Drill Technology within the Territory under the terms of this Agreement has been paid as part of, and included within, the purchase price for certain lateral jetting units purchased pursuant to the Manufacturing Agreement. For the avoidance of doubt, Licensee shall not be obligated to pay any separate or additional consideration hereunder for the exclusive rights to use the Jet Drill Technology within the Territory under the terms of this Agreement.

4.                                      PAYMENTS.  Payments will be sent via bank wire to Jet Drill Well Services, LLC account at:

Capital One Bank, P.O. Box 50010, New Orleans, LA

Routing Number 065000090, Account Number 2081582249

Bank Point of Contact is Ms Gigi Robinson:  337-494-3555

5.                                      LICENSING CONDITIONS.  The granting and exercise of this License is subject to the following conditions:

5.1.                            Jet Drill reserves the right to provide all warranty work, repair parts and Sub-Surface Equipment, including all downhole tools to customer in the Territory in furtherance of the Manufacturing Agreement executed on March 21, 2010 and in support of this Agreement.  Jet Drill agrees that TNH is authorized to purchase repair parts for the Coiled Tubing Units and Surface Equipment that are equal in specifications and quality of the original parts.  Additionally, TNH is authorized to purchase on the open market such common downhole tools as mud motors, packers, wipers, tubulars and similar non-Jet Drill proprietary items.

5.2.                            TNH shall purchase from Jet Drill any and all Jet Drill Technology downhole tools required to utilize the Jet Drill Technology.  Jet Drill agrees to maintain sufficient stocks of downhole tools and parts to meet TNH’s demand.  Both Jet Drill and TNH agree to develop a stockage level and reorder points to ensure availability.  Both Jet Drill and TNH recognize that as Jet Drill builds its initial inventory stock levels, there may be delays in the early orders of the Jet Drill Technology.

5.3.                            Per the Manufacturing Agreement, Section 2.2, Milestone 4, if TNH terminates the Manufacturing Agreement, Jet Drill will consider this License paid-in-full and in effect. At any time after August 1, 2010, Jet Drill may render this license non-exclusive if TNH has not completed the purchase of Units 1, 2, 3, 4 and 5 per the Manufacturing Agreement.  Per the Manufacturing Agreement, Section 2.2, Milestone 4, if TNH terminates the Manufacturing Agreement, Jet Drill will consider this License paid-in-full and in effect.

6.                                      JET DRILL TECHNOLOGY ROYALTIES.  With respect to the Jet Drill Technology, the license granted to TNH hereunder shall be royalty free unless and until: 1) after the date hereof, Jet Drill licenses proprietary technology from an outside source that requires a royalty payment, and 2) Jet Drill has the ability to secure a license from said outside source for the Territory, and 3) TNH desires to use said proprietary technology and agrees to pay a royalty fee to Jet Drill, then and only then, will TNH pay technology royalties.

7.                                      TERM AND TERMINATION.

7.1.                            This Agreement shall have a term of ten (10) years from the effective date of this Agreement (the “Original Term”) with perpetual renewal rights held exclusively by TNH, unless this Agreement is terminated pursuant to an express provision in this Article 7.  Any renewal of this Agreement shall have a term of three (3) years (each such term, a “Renewal Term”).

7.2.                            At least one hundred eighty (180) days prior to the termination of the Original Term or any Renewal Term, Licensee shall provide written notice to Licensor of Licensee’s intent to terminate or renew the current Agreement.

7.3.                            If Licensee fails to comply with any of the material terms of this Agreement, then Licensee will be deemed to have defaulted.  Upon written notice of such default, unless otherwise specified herein, Licensee shall have ninety (90) days to cure such default; otherwise Licensor may immediately terminate this Agreement

7.4.                            Jet Drill shall have the right at any time to terminate this Agreement immediately by giving TNH written notice thereof:

7.4.1.                  if a breach occurs which is of the same nature, and which violates the same provision of this Agreement, as a breach of which Jet Drill has previously given TNH written notice and which TNH has failed to cure in accordance with Section 7.3;

7.4.2.                  if TNH shall make any assignment for the benefit of creditors, or file a petition in bankruptcy, or is adjudged bankrupt, or becomes insolvent, or is placed in the hands of a receiver, or if the equivalent of any such proceedings or acts occurs, though known by some other name or term;

7.4.3.                  TNH is not permitted or is unable to operate TNH’s business in the usual manner, or is not permitted or is unable to provide Jet Drill with assurance satisfactory to Jet Drill that TNH will so operate TNH’s business, as debtor in possession or its equivalent, or is not permitted, or is unable to otherwise meet TNH’s obligations under this Agreement or to provide Jet Drill with assurance satisfactory to Jet Drill that TNH will meet such obligations; and

7.4.4.                  TNH provides, uses, causes another to use, or in any way sells, rents or leases in whole or in part the Jet Drill Technology outside of the Territory without Jet Drill’s prior written consent, except as permitted pursuant to the rights granted to TNH under Section 2.1 of this Agreement.

7.5.                            Upon termination of this Agreement for any reason, TNH shall immediately cease and desist from any use whatsoever of the Jet Drill Rights.  TNH, its primary lender or another party responsible for liquidating TNH’s inventory may, however, liquidate all remaining inventory in its possession at time of termination, provided that Licensor shall be given the right of first refusal to purchase any or all of the inventory upon the same terms as TNH offers to third parties.

7.6.                            Licensee may terminate this Agreement without cause upon providing one hundred eighty (180) days advance written notice to Licensor.

7.7.                            If this Agreement is terminated for any reason, TNH shall not be relieved of the duty to maintain confidentiality in accordance with Paragraph 14.1 herein.

8.                                      WARRANTIES.

8.1.                            The Jet Drill Companies represent and warrant, jointly and severally, that for as long as this Agreement is in effect, neither Jet Drill nor its Affiliates will enter into any form of manufacturing, marketing or licensing agreement that infringes, violates or diminishes the exclusive rights granted to TNH under this Agreement to include specifically the infringement upon the exclusive rights for the Territory.

8.2.                            Each of the Jet Drill Companies, jointly and severally, represents and warrants that (1) for all relevant times under the Exclusive Sales Agreement of August 31, 2009 between Power Hydraulics LLC and TNH, beginning on August 31, 2009 and continuing until the date hereof, each applicable Jet Drill Company had and continues to have the full right and authority to grant each and every right enumerated thereunder; (2) ) the Assignment of Exclusive Marketing Agreement of June 2, 2009 between Daniel J. Jacobson and Radial Drilling Technologies I, LLC is valid and enforceable; (3) Daniel J. Jacobson and each applicable Jet Drill Company is in full compliance with the terms and conditions set forth in the Exclusive Marketing Agreement of December 22, 2008 between Daniel J. Jacobson and Maxim TEP, Inc.; (4) no Jet Drill Company will consent to terminating the Exclusive License Agreement for China entered into by and between Radial Drilling Technologies II and Latjet Systems LLC on February 25, 2008, without first securing advance written approval from an officer of TNH; (5) no Jet Drill Company will consent to terminating the Exclusive Marketing Agreement entered into by and between Daniel J. Jacobson and Maxim TEP on December 22, 2008, which Exclusive Marketing Agreement has been assigned by Jacobson to Radial Drilling Technologies I, LLC without first securing advance written approval from an officer of TNH; and (6) during the term of this Agreement no Jet Drill Company will knowingly and voluntarily market, provide, use, cause another to use, or in any way sell, rent or lease in whole or in part, or commercialize or otherwise practice (“Commercialize”) the Jet Drill Technology (whether in related, equivalent or substitute form, embodied in a product, service or otherwise) in the Territory.

8.3.                            The Jet Drill Companies and TNH are aware that WES Technologies, LLC has communicated its intent to market and has marketed its related technology in China.  The Jet Drill Companies represents and warrants that as of the Effective date of this Agreement it has received no notice that the Jet Drill Technology infringes any Intellectual Property Rights of any third party Should such an occurrence arise in the future, the Jet Drill Companies will immediately advise TNH of any such notice received by the Jet Drill Companies in the future as it applies to TNH, whether current versions of the Jet Drill Technology or later enhanced versions, and whether the enhancement was done by the Jet Drill Companies or TNH; likewise TNH will notify the Jet Drill Companies of any notice TNH receives where there is a claim that applies to the Jet Drill Companies, whether current versions of the Jet Drill Technology or later enhanced versions, and whether the enhancement was done by the Jet Drill Companies or TNH.  No Party makes any warranties expressed or implied as to the quality, patents or copyrights of anything delivered hereunder, except as specified in this Agreement.  No Party makes any indemnity in the event that the Other Party is sued for anything to the TNH or Jet Drill Technology or enhancement hereunder except as specified in this Agreement, but each Party will cooperate in the event of such litigation to assist the Other Party to defend such litigation.

8.4.                              NO ENCUMBRANCES.  The Jet Drill Companies warrant that the Jet Drill Rights are free and clear of any and all encumbrances and/or liens of any nature whatsoever, other than licenses granted by Jet Drill to others to use all or part of the Jet Drill Rights in geographical areas not included in the Territory.

8.5.                              NO CONFLICTS.  Jet Drill’s performance of this Agreement does not conflict with any other agreement to which Jet Drill is bound and, while performing this Agreement, Jet Drill will not knowingly enter into any other agreement in conflict with this Agreement or which would impair the ability of Jet Drill to perform this Agreement.

9.                                      NOTIFICATION OF CHANGE IN MAJORITY OWNERSHIP.

9.1.                              Should any Jet Drill Owner of more than five percent (5%) of the issued membership units (“Shares”) propose to transfer direct or indirect ownership of their Shares—with the exception of Shares transferred under the provisions of Section 9.2,—that would cause a third party Share purchaser to directly or indirectly, own or control more than fifty percent (50%) of one or more Jet Drill Companies, then such Jet Drill Company shall promptly deliver a notice (the “Notice”) to TNH stating (1) the change of ownership, and (2) the affirmation that the Jet Drill Company has disclosed this Agreement to the purchasers prior to the Share transfer.

9.2.                              The provisions of Section 9.1 shall not apply to: (a) any repurchase of Shares by a Jet Drill Owner, (b) any bona fide gift for tax planning purposes, (c) any transfer to a Jet Drill Owner’s ancestors, descendants or spouse or to a trust for their benefit, in connection with a bona fide estate planning transaction, or (d) any sale or transfer of Shares between or among Jet Drill Owners.

10.                               BANKRUPTCY.

10.1.                        The parties hereto agree that the license agreements (the “Licenses”) pursuant to which the Jet Drill Companies license the Jet Drill Technology from the Jet Drill Licensors shall be considered to be licenses to “intellectual property” as defined in the U.S. Bankruptcy Code, 11 U.S.C. §101(35A), and that if a Jet Drill Licensor enters into bankruptcy, the Jet Drill Company that is a party to a License with such Jet Drill Licensor shall promptly notify TNH and fully exercise all of its rights and remedies under 11 U.S.C. §365(n) with respect thereto and elect to retain its rights under such License (including its right to enforce the exclusivity provisions thereunder) in accordance with 11 U.S.C. §365(n).  Such Jet Drill Company shall keep TNH fully informed of all efforts and follow all reasonable instructions of TNH in this regard.  If such Jet Drill Company cannot or does not fully and timely perform any of its obligations hereunder, such Jet Drill Company designates and appoints TNH and each of its duly authorized agents or designees as its agent and attorney-in-fact, to act in its behalf to exercise all of its rights and remedies under 11 U.S.C. §365(n) in all applicable instances, including in court, and such designation shall be a right coupled with an interest and irrevocable.

10.2.                        If a Jet Drill Company enters bankruptcy, such Jet Drill Company shall file for bankruptcy in a federal court within the jurisdiction of the United States Court of Appeals for the Fifth Circuit.

11.                               ASSIGNMENT.  Except as otherwise provided by this Agreement, no Party may assign its rights, duties and obligations under this Agreement, without the prior written consent of the Other Party, and further provided that any such assignment is made expressly subject to the terms and conditions of this Agreement, and the assignee agrees in writing to be bound by the terms and conditions hereof.

12.                               NO PARTNERSHIP.

12.1.                        This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between TNH and Jet Drill although other separate agreements between the Parties may.  Except as expressly set forth in this Agreement, no Party shall have any right to obligate or bind the Other Party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

12.2.                        Any commitment made by TNH to its customers with respect to quantities, delivery, modifications, delivery dates, or suitability of the Jet Drill Technology in specific applications will be TNH’s sole responsibility.  TNH has no authority to make any other commitment on behalf of Jet Drill, and TNH will indemnify and defend Jet Drill from any liability, suit or proceeding for any such commitment by TNH.

12.3.                        TNH has the right to determine its own prices, and no Jet Drill representative will require that any particular price be charged by TNH or grant or withhold any treatment to TNH based on TNH’s pricing policies.  TNH agrees that it will promptly report directly to a Jet Drill officer any effort by Jet Drill personnel to interfere with its pricing policies.

13.                               MISCELLANEOUS.

13.1.                        CONFIDENTIALITY.

13.1.1.     Each Party agrees not to disclose any Confidential Information of the Other Party and to maintain such Confidential Information in strictest confidence, to take all reasonable precautions to prevent its unauthorized dissemination and to refrain from sharing any or all of the information with any third party for any reason whatsoever except as required by court order, both during and after the termination of this Agreement.  Without limiting the scope of this duty, each Party agrees to limit its internal distribution of the Confidential Information of the Other Party only on a “need to know” basis and solely in connection with the performance of this Agreement, and to take steps to ensure that the dissemination is so limited.

13.1.2.     Each Party agrees not to use the Confidential Information of the Other Party for its own benefit or for the benefit of anyone other than the providing Party, or other than in accordance with the terms and conditions of this Agreement.

13.1.3.     All TNH Confidential Information remains the property of TNH and all Jet Drill Confidential Information remains the property of Jet Drill, except as expressly provided by this Agreement.

13.1.4.     Upon written request of the providing party, or upon the expiration or other termination of this Agreement for any reason whatsoever, the receiving party agrees to return to the providing party all such provided Confidential Information, including but not limited to all copies thereof.

13.1.5.     The provisions of this Section shall survive the expiration or other termination of this Agreement.

13.2.                        COSTS AND EXPENSES.  Each Party will bear its own costs and expense (including legal expenses) in respect of the preparation, negotiation and execution of this Agreement.

13.3.                        NOTICES.  All notices under this Agreement shall be in writing and in English and shall be deemed to have been received by a Party when (a) delivered by hand (against written confirmations of receipt), or (b) delivered by registered post or prepaid express courier, or (c) sent by facsimile (provided that a copy of the notice is also sent by registered mail or by prepaid express courier) to the address or facsimile number of that Party specified below (or to such other address or facsimile number as is notified by that Party to the Other Party in accordance with this Paragraph 14.3):

POWER HYDRAULICS, LLC / RADIAL DRILLING TECHNOLOGIES I, LLC / RADIAL DRILLING TECHNOLOGIES II, LLC / JET DRILL WELL SERVICES, LLC

ATTN:  President
133 North Goodman Road
Lake Charles, LA 80615

TIANJIN NEW HIGHLAND SCIENCE AND TECHNOLOGY DEVELOPMENT COMPANY, LTD.

ATTN:  President
Tianjin New Highland Science and Technology Development Company, Ltd.
3/F, No. 19 Ronghua South Road, Beijing Economic-Technological Development Area, Beijing 100176, People’s Republic of China

13.4.                        SEVERABILITY.  Should a court of competent jurisdiction later hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement.  All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

13.5.                        REMEDIES AND WAIVERS.  No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

13.6.                        LANGUAGE.  This Agreement is written in the English language and English is the prevailing language of this Agreement.  In the event that this Agreement is translated into any language other than English, the English language text of this Agreement shall prevail over any translation.

13.7.                        FORCE MAJEURE.  No Party will be deemed in default or breach of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, or an act that is beyond the reasonable control of such Party, provided that such Party gives the Other Party written notice thereof promptly and, in any event, within fifteen (15) days of discovery thereof and uses its best efforts to continue to so perform or cure.  In the event of such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure.

13.8.                        ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement among the Parties with respect to the matters to which it relates and supersedes any and all previous agreements, representations or understandings, whether oral or written, among the Parties or any of them with respect to the matters to which this Agreement relates.

13.9.                        COUNTERPARTS.  This Agreement may be executed in counterparts which taken together will constitute one and the same agreement.

13.10.                  AMENDMENTS.  This Agreement may only be amended by agreement in writing signed by all of the Parties.

14.                               GOVERNING LAW.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas.

15.                               ARBITRATION/VENUE.  Any controversy or claim arising out of or relating to this Agreement, or its breach, shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association with all proceedings conducted in Houston, Texas.

16.                               HEADINGS.  The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

IN WITNESS WHEREOF the parties hereto have executed this AMENDED AND RESTATED TECHNOLOGY LICENSE AGREEMENT as of the date first written above.

Tianjin New Highland Science and Technology Development Company, Ltd

By:	/s/ Xin Guoqiang
Xin Guoqiang
President

Jet Drill Well Services, LLC

By:	/s/ Daniel J. Jacobson
Daniel J. Jacobson
Director, International Operations

Power Hydraulics, LLC

By:	/s/ Richard L. Rigmaiden
Richard L. Rigmaiden
President

Radial Drilling Technologies I, LLC

By:	/s/ James M. Savage
James M. Savage
President

Radial Drilling Technologies II, LLC

By:	/s/ J. Mark Savage
J. Mark Savage
President